EXHIBIT 10.1

FORBEARANCE AGREEMENT AND RELEASE

This FORBEARANCE AGREEMENT AND RELEASE (this “Agreement”) is hereby entered into as of May 12, 2008 (the “Effective Date”) by and among KINERGY MARKETING, LLC, an Oregon limited liability company (“Borrower”), with its principal place of business at 5711 N. West Avenue, Fresno, California 93711; COMERICA BANK, a Texas banking association (“Bank”), with its office at 333 W. Santa Clara Street, San Jose, California 95113; and PACIFIC ETHANOL, INC., a Delaware corporation “Guarantor”) with an address at 5711 N. West Avenue, Fresno, California 93711.

RECITALS

A.           Borrower and Bank are parties to that certain Loan and Security Agreement (Accounts and Inventory) dated August 17, 2007 (as amended, the “Loan Agreement”) pursuant to which Bank made available to Borrower a Twenty Five Million and 00/100 Dollars ($25,000,000.00) revolving line of credit (the “Revolving Facility”).

B.           In order to induce Bank to enter into the Loan Agreement and other Loan Documents (as defined in the Loan Agreement) Guarantor executed that certain Guaranty dated August 17, 2007 (as amended, the “Guaranty”) in favor of Bank whereby Guarantor guaranteed Borrower’s obligations under the Loan Documents.

C.           Without giving effect to the forbearance contemplated by this Agreement, there is presently due and owing under the Revolving Facility to Bank, as of May 12, 2008, the principal amount of Fifteen Million Four Hundred Sixty Three Thousand Two Hundred Eleven and 72/100 Dollars ($15,463,211.72); plus accrued but unpaid interest, as of May 12, 2008; plus certain costs and expenses of Bank, including attorneys’ fees.  Interest and such costs and expenses continue to accrue.

D.           Borrower has acknowledged and hereby further acknowledges that the following Events of Default (the “Existing Defaults”) exist under the Loan Agreement with respect to the financial statements for the fiscal year of Borrower ended on December 31, 2007, and for the fiscal quarter of Borrower ending March 31, 2008 which were delivered to Bank in accordance with Section 7.4.3 of the Loan Agreement: (i) Borrower did not deliver a Compliance Certificate in accordance with Section 7.4.6 of the Loan Agreement; (ii) Borrower has failed to maintain its Tangible Effective Net Worth in an amount equal to at least Twelve Million and 00/100 Dollars ($12,000,000.00) in accordance with Section 9.3 of the Loan Agreement; and (iii) Borrower has failed to maintain its Debt to Tangible Effective Net Worth in an amount less than 3.50 to 1.00 in accordance with Section 9.4 of the Loan Agreement.

E.           Because of the Existing Defaults, without giving effect to the forbearance contemplated by this Agreement, all sums outstanding under the Loan Agreement are due and payable, and Bank has full legal right to exercise its default rights and remedies under the Loan Agreement.  Such remedies include, but are not limited to, foreclosure on Bank’s collateral.

F.           Borrower has requested that Bank forbear for a period of time from exercising its rights and remedies under the Loan Documents.

G.           Bank will forbear from exercising its rights and remedies under the Loan Documents, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as set forth below.

1.           Incorporation of Recitals.  Each of the above Recitals is hereby incorporated herein by this reference.

2.           Incorporation of the Loan Documents; Definitions.  The Loan Agreement and other Loan Documents, together with the other documents and instruments executed pursuant to this Agreement, are incorporated herein by this reference.  Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Loan Agreement, as applicable.

3.           Ratification of Indebtedness.  Borrower ratifies and reaffirms the Indebtedness, which Indebtedness under the Loan Agreement is currently outstanding in the amount set forth in Recital C, without setoff, defense, or counterclaim.

4.           Conditions Precedent to Bank’s Indebtedness.  This Agreement shall not be effective as against Bank unless and until each of the following conditions (each a “Condition Precedent” and collectively the “Conditions Precedent”) shall have been satisfied in Bank’s sole discretion or waived by Bank, for whose sole benefit such Conditions Precedent exist:

4.1           Execution and Delivery of this Agreement.  Borrower shall have duly executed and delivered this Agreement and any other documents required hereby, all in form and content satisfactory to Bank.

4.2           Guarantor’s Consent.  Guarantor shall have executed the consent at the end of this Agreement.

4.3           Payment of Bank’s Attorneys’ Fees and Costs.  Borrower shall have paid the Bank all of Bank’s costs and expenses (including appraisal fees and attorneys’ fees) incurred in connection with the negotiation, preparation and execution of this Agreement, the review by its counsel of the Loan Documents, and satisfaction of the Conditions Precedent.

4.4           Payment of Accrued Interest.  Borrower shall have paid to Bank all accrued and unpaid interest through May 1, 2008 on the Indebtedness.

4.5           Further Assurances.  Bank shall have received such other documents and instruments as Bank may reasonably require in order to put into effect the terms of this Agreement.

5.           Terms and Conditions of Forbearance.  Subject to the satisfaction of the Conditions Precedent, and subject to the additional terms and conditions herein, during the period (the “Forbearance Period”) commencing on the Effective Date and ending on the earlier to occur of (a) August 15, 2008; or (b) the date that any Forbearance Default (defined below) occurs, Bank will forbear in the exercise of its rights and remedies under the Loan Documents and applicable law with respect to the Existing Defaults.  As of the Effective Date, so long as a Forbearance Default has not occurred and is continuing, the outstanding principal amount under the Revolving Facility shall not be due and payable during the Forbearance Period.

5.1           Forbearance.  Without limiting the generality of the foregoing, during the Forbearance Period, Bank will not (a) accelerate the maturity of the Indebtedness or initiate proceedings to collect the Indebtedness; (b) file or join filing any involuntary petition in bankruptcy with respect to Borrower or Guarantor, or otherwise initiate or participate in similar insolvency reorganization, or moratorium proceeding for the benefit of creditors of Borrower or Guarantor; (c) repossess or sell, through judicial proceedings or otherwise, any of the Collateral; provided that Bank shall continue to collect the Accounts of Borrower and apply the proceeds thereof to the Indebtedness as provided in the Loan Agreement; or (d) initiate proceedings to enforce the Guaranty.

5.2           Reservation of Rights.  Bank reserves its rights to declare a default and/or an Event of Default and/or to enforce its rights and remedies with respect to defaults other than the Existing Defaults, without notice to Borrower or Guarantor under the Loan Documents during the Forbearance Period.

5.3           Interest.  During the Forbearance Period, interest shall accrue on the Indebtedness at a rate per annum equal to the Base Rate; plus two and one-half percent (2.50%).  Borrower shall not be entitled to LIBOR Advances during the Forbearance Period or at any time thereafter.  Borrower shall continue to make payments of interest in accordance with the terms of the Loan Agreement.  Payment of interest shall be by automatic debit to Borrower’s deposit accounts.  Upon a Forbearance Default, the Indebtedness will accrue interest at a rate per annum equal to the Base Rate; plus seven percent (7.00%).

5.4           Advances.  During the Forbearance Period, so long as a Forbearance Default has not occurred and is continuing, Bank agrees to make Base Rate Advances to Borrower in amounts requested by Borrower up to an aggregate outstanding principal amount equal to the Revolving Facility Commitment Limit.  Each Advance shall be based on the submission by Borrower of a Borrowing Base Certificate.  Borrower shall not be entitled to LIBOR Advances during the Forbearance Period or at any time thereafter.

6.           Amendments to the Loan Agreement.  In order to induce Bank to enter into this Agreement, and as separate bargained-for consideration, Borrower agrees to the following amendments to the Loan Agreement:

6.1           Amendment to Section 1.10 of the Loan Agreement.  Section 1.10 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

1.10           “Borrowing Base” means an amount equal to the sum of: (a) eighty percent (80%) of the Net Amount of Eligible Accounts; plus (b) seventy percent (70%) of the Value of Eligible In Storage Inventory; provided that the aggregate amount of Advances made under this Subsection 1.10(b) shall not exceed Four Million and 00/100 Dollars ($4,000,000.00); plus (c) seventy percent (70%) of the Value of Eligible In Transit Inventory; provided that the aggregate amount of Advances made under this Subsection 1.10(c) shall not exceed Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000.00).”

6.2           Amendment to Section 1.17 of the Loan Agreement.  Section 1.17 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“1.17         “Credit Limit” shall mean Seventeen Million Five Hundred Thousand and 00/100 Dollars ($17,500,000.00).”

6.3           Amendment to Section 1.20 of the Loan Agreement.  Section 1.20 of the Loan Agreement is hereby amended by deleting the term “ninety (90)” throughout this Section and replacing it with the term “forty-five (45)”.

6.4           Amendment to Section 2.4 of the Loan Agreement.  Section 2.4 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“2.4           Interest.  Borrower shall pay interest to Bank on the outstanding and unpaid principal amount of the Revolving Facility at a floating rate per annum equal to the Base Rate; plus two and one-half percent (2.50%).  Borrower shall not be entitled to any LIBOR Advances.

2.4.1          Adjusted Rate.  Any change in the interest rate resulting from a change in the Base Rate shall be effective as of the opening of business on the day on which such change in the Base Rate becomes effective.

2.4.2          Default Rate.  From and after an Event of Default, Advances under the Revolving Facility shall bear interest at a rate equal to three percentage points (3%) more than the interest rate that would have been applicable hereunder.  Anything herein to the contrary notwithstanding, interest at the default rate shall be due and payable on demand but shall accrue from the Event of Default until all Indebtedness is paid in full.

2.4.4          Calculation of Interest.  All interest calculations shall be on a basis of a three hundred and sixty (360)-day year for the actual days elapsed.  Interest paid for any partial month shall be prorated based on a thirty (30)-day month and the actual number of day elapsed.”

6.5           Amendment to Section 6.8.1 of the Loan Agreement.  Section 6.8.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“6.8.1        Locations.  Schedule 6.8.1 is a true and correct listing showing all places where Eligible Inventory is located (except for Eligible Inventory in transit), including, without limitation, facilities leased and operated by Borrower and locations neither owned nor leased by Borrower.  Such list indicates whether the premises are those of warehouseman or other party.  Borrower shall provide Bank, on a weekly basis, any change in the locations set forth in Schedule 6.8.1 (and Borrower shall have the right to update such Schedule in connection with the provision of such notice).”

6.6           Amendment to Section 7.4 of the Loan Agreement.  Section 7.4 of the Loan Agreement is hereby amended by adding new Section 7.4.7 as follows:

“7.4.7        Borrower’s Monthly Financial Statements.  As soon as practicable, but in any event within twenty (20) days after the end of each month in each fiscal year of Borrower, unaudited monthly financial statements of Borrower for such month prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of Borrower that the information contained in such financial statements fairly presents, in all material respects, the financial position of Borrower for the period then ending, subject to changes resulting from audit and normal year end adjustments.”

6.7           Amendment to Section 10 of the Loan Agreement.  Section 10 of the Loan Agreement is hereby amended by adding new Section 10.13 as follows:

“10.7         Guarantor and Affiliate Other Agreements.  Guarantor or any Affiliate shall fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Debt to be paid by such Person and such failure shall continue beyond any period of grace provided with respect thereto, or shall default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Debt, and the effect of such failure or default is to cause, or permit the holder or holders thereof to cause Debt in an aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) or more to become due prior to its stated date of maturity.”

7.           Representations and Warranties of Borrower.  Borrower hereby represents and warrants to Bank as follows:

7.1           Recitals.  The Recitals in this Agreement are true and correct.

7.2           Formation and Good Standing. Borrower is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; has the limited liability company power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

7.3           Power and Authority.  The execution, delivery, and performance by Borrower of this Agreement has been duly authorized by all necessary limited liability company action and does not and will not (a) require any consent or approval of the members of Borrower; (b) contravene Borrower’s articles of organization or operating agreement; (c) violate any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower; (d) result in a breach of or constitute a default under indenture or loan or credit agreement or any other agreement, lease, or instrument to which Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by Borrower; and (f) cause Borrower to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease, or instrument.

7.4           Legally Enforceable Agreement.  This Agreement is the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

7.5           Indebtedness Absolute.  The obligation of Borrower to repay the Indebtedness is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim or defense of any nature whatsoever to payment of the Indebtedness.

7.6           Insurance.  Borrower and Guarantor represent and warrant that all insurance required by the Loan Agreement is in effect, and Borrower shall deliver to Bank, within ten (10) days of the Effective Date, evidence of such insurance, including but not limited to copies of the insurance policies showing Bank as loss payee with coverage in an amount acceptable to Bank.

8.           Covenants.  Unless Bank otherwise consents in writing, Borrower and Guarantor agree that during the Forbearance Period:

8.1           Financial Covenants.  Sections 9.3 and 9.4 of the Loan Agreement are hereby amended as follows, such amendments to be effective only during the Forbearance Period:

(a)           Tangible Effective Net Worth.  Borrower shall not permit Tangible Effective Net Worth to be less than the sum of Two Million Nine Hundred Thousand and 00/100 Dollars ($2,900,000.00).

(b)           Leverage Ratio.  Borrower shall not permit the ratio of Debt to Tangible Effective Net Worth to be greater than 9.00 to 1.00.

8.2           Daily A/R and A/P Agings.  Commencing May 16, 2008, Borrower shall execute and deliver to Bank, on a daily basis, by 10:00am of each Business Day, (a) a detailed aging of Accounts by total, a summary of aging of Accounts by customer, and a reconciliation statement; and (b) a detailed aging of accounts payable.

8.3           Daily Inventory Reports.  Commencing May 16, 2008, Borrower shall execute and deliver to Bank, on a daily basis, by 10:00am of each Business Day, Bank’s form of inventory report specifying Borrower’s cost and the resale price of Borrower’s Inventory and such other information as Bank may reasonably request.

8.4           Daily Affiliate A/R and A/P Agings.  Commencing May 16, 2008, Borrower shall execute and deliver to Bank, on a daily basis, by 10:00am of each Business Day, Borrower’s intercompany balance reports.

8.5           Refinance.  On or before June 30, 2008, Borrower shall provide Bank with a copy of an indicative term sheet submitted by a commercial bank or other commercial finance source which has a combined capital and surplus in excess of $250,000,000 (including, for example, WestLB AG New York Branch or Wells Fargo Bank, N.A.) to Guarantor, Borrower or any of its Affiliates containing a summary of the principal terms and conditions offered by such bank or institution with respect to the refinancing of the Indebtedness under the Loan Agreement.

8.6           Affiliate Receivables.  On each of June 15, 2008 and July 15, 2008, Borrower shall reduce its gross Affiliate receivables by an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00).

8.7           Operating Accounts.  Borrower covenants and agrees that it will not divert the cash proceeds of any Collateral, and Borrower shall remit all cash proceeds of Collateral to its operating accounts at the Bank.  Borrower hereby agrees that all amounts received by Bank in the operating accounts will be applied in accordance with the Loan Agreement.

8.8           Net Income.  Borrower’s cumulative net loss at any time during the period commencing on April 1, 2008 through August 15, 2008 shall not be greater than One Million and 00/100 Dollars ($1,000,000.00) for such period (it being acknowledged that “net loss” shall be calculated to exclude any non-cash gain or loss attributable to the mark-to-market movement in the valuation of hedge agreements or other derivative instruments).

9.           Releases.  The parties have agreed to the terms set forth below with respect to releases.

9.1           Release.  Borrower, Guarantor, and their respective former and present employees, partners, stockholders, directors, officers, successors, assignees, agents, and attorneys, hereby absolutely discharge and release Bank and Bank’s former and present employees, partners, stockholders, directors, officers, successors, assignees, agents and attorneys from any and all liabilities, causes of action, claims, which do or may exist, whether known or unknown, suspected, or unsuspected arising out of or in any way relating to either the, this Agreement and/or the Loan Documents (as modified hereby and by any documents executed in connection herewith) between Bank on the one hand and Borrower, and Guarantor on the other hand as of the date hereof (the “Released Matters”).  Nothing in this Section 9.1 shall be construed as affecting or limiting in any way the parties’ express contractual obligations to each other hereunder or under the Loan Documents (as modified hereby and by any documents executed in connection herewith).

9.2           No Actions.  Borrower and Guarantor covenant and agree that neither they nor their respective present or former agents, employees or assignees; will hereafter commence, maintain or prosecute any action at law or otherwise, or assert any claim against Bank or Bank’s present or former officers, directors, agents, employees, and attorneys for damages or loss of any kind or amount arising out of or related in any way to the Released Matters.

9.3           Acknowledgment.  Borrower and Guarantor hereby acknowledge that either of such parties may hereafter discover facts different from or in addition to those now known or believed to be true, and agree that this Agreement shall remain in full force and effect, notwithstanding the existence of any such different or additional facts.  Borrower and Guarantor hereby waive any and all rights which any such party has or may have under the provisions of Section 1542 of the California Civil Code as now worded and as hereafter amended, which section presently reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

10.           Defaults.  Each of the following shall constitute a “Forbearance Default” hereunder:

10.1           Event of Default.  The existence of any Event of Default (other than the Existing Defaults) under the Loan Agreement or any other Loan Document.

10.2           Covenants.  Borrower or Guarantor fails to keep or perform any of the covenants or agreements contained in this Agreement (other than those described in Sections 8.2, 8.3 and 8.4).

10.3           Certain Covenants.  Borrower or Guarantor fails to keep or perform any of the covenants or agreements contained in Sections 8.2, 8.3 and 8.4 of this Agreement or Section 7.4.7 of the Loan Agreement, and such default is not cured within one (1) day after Borrower receives notice thereof or any officer of Borrower becomes aware thereof.

10.4           Representation and Warranties.  Any representation or warranty of Borrower or Guarantor herein is false, misleading or incorrect in any material respect.

11.           Remedies.  If a Forbearance Default occurs or exists, Bank may declare this Agreement to be terminated.  Upon such termination, Bank shall be relieved of its obligations set forth herein and, accordingly, Bank shall be free to declare any and all of the Indebtedness and Indebtedness to be immediately due and payable, and Bank may proceed to enforce its rights under each of the Borrower Loan Documents, the Guarantor Loan Documents, the Guaranty, and applicable law.

12.           Legal Effect.  Except as specifically provided by this Agreement and any documents executed in connection herewith, all of the terms and conditions of the Loan Documents are and shall remain in full force and effect in accordance with their respective terms, and this Agreement shall not be construed to: (a) impair the validity, perfection or priority of any lien or security interest securing the Indebtedness; (b) waive or impair any rights, power or remedies of Bank under the Loan Agreement or any other Loan Document upon termination of the Forbearance Period, with respect to the Existing Defaults or otherwise; or (c) constitute an agreement by Bank or require Bank to extend the Forbearance Period, or grant additional forbearance periods, or extend the term of the Loan Agreement or the time for payment of any Indebtedness.

13.           Forbearance Fee.  Borrower shall pay to Bank as a forbearance fee the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00), which fee shall be fully earned as of and payable on the Effective Date.

14.           Inconsistency.  In the event of any inconsistency between the terms of this Agreement and any other Loan Document, this Agreement shall govern.

15.           Consultation with Counsel.  Borrower acknowledges that it has consulted with counsel and with such other experts and advisors as it has deemed necessary in connection with the negotiation, execution, and delivery of this Agreement.

16.           General Terms. The parties have agreed to the general provisions set forth below.

16.1           Disposition of Collateral.  Borrower and Guarantor hereby waive, to the extent permitted by applicable law, any and all of their rights under Article 9 of the Uniform Commercial Code, including but not limited to, (a) notification of the time and place of any public sale of the Collateral; (b) notification of the time after which any private sale or other intended disposition of the Collateral is to be made; (c) any rights relating to the compulsory disposition of the Collateral; and (d) any right to redeem the Collateral.

16.2           Appointment of Receiver.  Borrower and Guarantor agree that upon termination of the Forbearance Period, Bank shall be entitled to appointment of a receiver for the Collateral.

16.3           Effectiveness.  The Loan Documents, as modified herein, are hereby reaffirmed, ratified and republished (including, without limitation, the grant of security interests contained therein) and Borrower shall comply with all of the terms and conditions thereof.

16.4           Integration. This Agreement, any documents executed in connection herewith and the Loan Documents (as modified hereby and by any documents executed in connection herewith) contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto.

16.5           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower or Guarantor.  Bank shall have the right without the consent of or notice to Borrower or Guarantor to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

16.6           Indemnification.  Borrower and Guarantor shall each jointly and severally defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank, Borrower and/or Guarantor whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

16.7           Severability of Provisions.  In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.8           Amendments.  Neither this Agreement nor any provisions hereof may be changed, waived, discharged or terminated, nor may any consent to the departure from the terms hereof be given, orally (even if supported by new consideration), but only by an instrument in writing signed by all parties to this Agreement.  Any waiver or consent so given shall be effective only in the specific instance and for the specific purpose for which given.

16.9           Waiver.  No failure to exercise and no delay in exercising any right, power, or remedy hereunder shall impair any right, power, or remedy which Bank may have, nor shall any such delay be construed to be a waiver of any of such rights, powers, or remedies, or any acquiescence in any breach or default hereunder; nor shall any waiver by Bank of any breach or default by Borrower hereunder be deemed a waiver of any default or breach subsequently occurring.  All rights and remedies granted to Bank hereunder shall remain in full force and effect notwithstanding any single or partial exercise of, or any discontinuance of action begun to enforce, any such right or remedy.  The rights and remedies specified herein are cumulative and not exclusive of each other or of any rights or remedies which Bank would otherwise have.  Any waiver, permit, consent or approval by Bank of any breach or default hereunder must be in writing and shall be effective only to the extent set forth in such writing and only as to that specific instance.

16.10                      Interpretation. This Agreement and all agreements relating to the subject matter hereof are the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.  The parties waive the provisions of California Civil Code §1654.

16.11                      Survival.  All covenants, representations and warranties, waivers and releases of Borrower and Guarantor made in this Agreement shall survive the termination of the Forbearance Period and continue in full force and effect so long as any Indebtedness remains outstanding.  The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

16.12                      Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument.  Delivery of an executed counterpart of the signature page to this Agreement by telefacsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by telefacsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party; provided; however, that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

16.13                      Attorneys’ Fees and Costs of Enforcement. In the event that any action is required to be taken by Bank to enforce or interpret its rights under this Agreement and any documents executed in connection therewith or the Loan Documents, whether or not suit is brought, or in the event of any dispute arising from this Agreement and any document executed in connection therewith or the Loan Documents, Borrower and Guarantor jointly and severally shall pay to Bank the attorneys’ fees and costs incurred by Bank in connection therewith, including, without limitation, any attorneys’ fees and costs incurred in connection with any bankruptcy proceeding of Borrower, including, without limitation, any motion for relief from stay or dispute over or negotiation concerning cash collateral or nondischargeability, and any expert witness fees.

16.14                      Information to Third Parties.  Borrower and Guarantor agree that Bank may provide information relating to this Agreement and/or the Loan Documents and/or relating to such parties to Bank’s parent, affiliates, subsidiaries and service providers in the ordinary course of Bank’s business.

16.15                      Notices. Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered, sent by certified mail or by facsimile to Bank or Borrower at their respective addresses set forth in the Loan Agreement.

17.           WAIVER OF JURY TRIAL.  BANK, GUARANTOR AND BORROWER ACKNOWLEDGE AND AGREE THAT THE TIME AND EXPENSE REQUIRED FOR TRIAL BY JURY EXCEED THE TIME AND EXPENSE REQUIRED FOR A BENCH TRIAL AND HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY.

18.           REFERENCE PROVISION.  In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

18.1           Mechanics.

(a)           With the exception of the items specified in Section 18.1(b), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et. seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding.  Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(b)           The matters that shall not be subject to a reference are the following: (a) foreclosure of any security interests in real or personal property; (b) exercise of self-help remedies (including, without limitation, set-off); (c) appointment of a receiver; and (d) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions).  This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (a) and (b) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (c) and (d).  The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(c)           The referee shall be a retired judge or justice selected by mutual written agreement of the parties.  If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative).  A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted.  Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d)           The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee; (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference; and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e)           The referee will have power to expand or limit the amount and duration of discovery.  The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever.  Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service.  All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

18.2           Procedures.  Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding.  All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript.  The party making such a request shall have the obligation to arrange for and pay the court reporter.  Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

18.3           Application of Law.  The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California.  The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding.  The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication.  The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference.  Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive.  The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee.  The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

18.4           Repeal.  If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration.  The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time.  The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

18.5           THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

18.6           In the event that Bank elects to waive any rights or remedies hereunder, or compliance with any of the terms hereof, or delays or fails to pursue or enforce any term, such waiver, delay or failure to pursue or enforce shall only be effective with respect to that single act and shall not be construed to affect any subsequent transactions or Bank’s right to later pursue such rights and remedies.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have agreed to the terms of this Forbearance Agreement and Release as of the Effective Date.

KINERGY MARKETING, LLC /s/ NEIL KOEHLER By: Neil Koehler Its: President and Chief Executive Officer COMERICA BANK /s/ DOUGLAS WEBER By: Douglas Weber Its: Senior Vice President – Western Market